Exhibit 99.1

FIBERTOWER REPORTS 2010 FOURTH QUARTER AND

FULL YEAR RESULTS

San Francisco, CA, March 10, 2011 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, reported results for the fourth quarter and year ended December 31, 2010.

Highlights for the Quarter

•                  Service revenues net of early termination liability (ETL) grew 20% to $20.1 million in the 2010 fourth quarter from $16.7 million in the 2009 fourth quarter.

•                  Average monthly revenue per deployed site net of ETL increased 15% to $2,049 in the 2010 fourth quarter from $1,789 in the 2009 fourth quarter.

•                  Adjusted EBITDA net of ETL was $945,000 and improved $3.2 million from a loss of $2.2 million in the 2009 fourth quarter.

•                  Deployed sites grew 5% to 3,276 at the end of the fourth quarter of 2010 from 3,117 at the end of the fourth quarter of 2009.

•                  Cash and cash equivalents balance was $21.3 million at December 31, 2010.

Kurt Van Wagenen, FiberTower’s president and chief executive officer, stated, “We completed a strong year of growth, with fourth quarter service revenues increasing year-over-year and Adjusted EBITDA improving sequentially.  In the quarter, we completed 106 new site deployments, exceeding our target of 100 while maintaining double-digit average revenue per site growth.  We plan to build upon our 2010 accomplishments in execution and growth through a continued focus on service excellence and supporting customer requirements for increased bandwidth.”

2010 Fourth Quarter Consolidated Results

Service revenues for the three months ended December 31, 2010 increased by $3.7 million, or 22%, to $20.5 million, compared to $16.7 million for the fourth quarter of 2009.  During the fourth quarter of 2010, FiberTower recorded $329,000 of non-recurring revenue associated with early termination of certain circuits, compared to no ETL in the year ago quarter.  Revenue net of ETL was $20.1 million and increased by $3.4 million, or 20%, compared to the fourth quarter of 2009. The increase in revenue was primarily driven by selling additional capacity to customers at existing sites.

Operating expenses were $30.1million in the fourth quarter 2010, compared to $34.4 million in the fourth quarter of 2009.  Included in fourth quarter 2010 operating expenses is a $2.0 million impairment charge related to unrecoverable construction-in-progress.  Excluding this charge, operating expenses decreased through substantially lower general and administrative expense.

Interest expense decreased $6.9 million year-over-year from $10.2 million to $3.3 million.  Net loss for the fourth quarter of 2010 was $12.8 million, compared to net loss of $27.8 million in the fourth quarter of 2009.

Fourth quarter 2010 Adjusted EBITDA net of ETL was $945,000, improving $3.2 million, compared to a loss of $2.2 million in the fourth quarter of 2009.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  The reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, to net loss is provided at the end of this release.

Full Year 2010 Consolidated Results

Service revenues for the twelve months ended December 31, 2010 rose 20% to $76.1 million, compared to $63.2 million for 2009.  During 2010, FiberTower recorded $1.3 million of non-recurring revenue associated with ETL of certain circuits, compared to no ETL recorded in 2009.  Revenue net of ETL for 2010 was $74.8 million, improving 18% over the same year ago period.  For the year ended December 31, 2010, Adjusted EBITDA loss net of ETL, improved $12.1 million to a loss of $1.2 million, compared to a loss of $13.3 million for the year ago period. Net loss for 2010 was $49.4 million, compared to net loss of $2.1 million for 2009, which included the recognition of a gain of $98.2 million on the early extinguishment of debt.

Liquidity and Capital Resources

During the fourth quarter of 2010, cash consumption was $9.8 million, compared to $34.3 million in the fourth quarter of 2009. For the year ended December 31, 2010, net cash provided by operations was $1.1 million as compared to $18.5 million used for operations in 2009. Outstanding debt, including accretion, at December 31, 2010 was $164.8 million comprised of $130.1 million in 9.0% Senior Secured Notes due 2016 and $34.7 million in 9.0% Convertible Senior Secured Notes due 2012.

Capital expenditures for the fourth quarter of 2010 totaled $12.2 million, compared to $1.7 million in the 2009 fourth quarter. Capital expenditures for 2010 totaled $32.1 million compared to $8.6 million in 2009 and reflect investing in new sites.  Consolidated cash and cash equivalents at December 31, 2010 were $21.3 million, compared to $31.2 million at September 30, 2010.

Thomas Scott, chief financial officer of FiberTower, stated, “We continued growing revenue in 2010, validating our expansion strategy through a strong, consistent mix of bookings from customers for both new and existing sites.  In 2011, we are focused on maintaining sufficient liquidity through cost reduction and cash management as we fulfill our customer commitments and complete our capital projects.”

2011 Priorities

FiberTower recently announced that it received an early termination notice from a customer, which resulted in the February 28, 2011 disconnection of approximately 220 billing locations and reduced monthly billing revenue by approximately $256,000.  The customer is now reviewing approximately 50 additional locations, which generate monthly billing revenue of approximately $88,000, for possible termination on March 31, 2011.  In total, these disconnections would result in early termination fees of approximately $2.2 million.  The aforementioned monthly billing revenue represents approximately 45% of this customer’s total billing revenue.  The company may see additional circuit terminations from this customer which would also be subject to additional early termination charges.

Mr. Van Wagenen continued, “We have taken immediate actions to reduce costs, including a 10% headcount reduction, to offset this financial impact without compromising continued consistent execution and excellent customer service.  While we are not issuing 2011 financial guidance because of the uncertainty described above, we expect to remain Adjusted EBITDA positive in 2011 by continuing to add revenue and control costs. We are planning a $10 to $15 million capital program for 2011, focused on meeting existing customer commitments, supporting customer bandwidth growth, increasing density in existing markets and maintaining our network. The combination of our cash on hand, cost reductions and a more modest 2011 capital budget is designed to offer us sufficient liquidity this year.”

Conference Call Details

FiberTower has scheduled a conference call for Friday, March 11th at 11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time to discuss the fourth quarter and year end 2010 financial results.  To participate on the live call, please dial 1-877-941-0843 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9643.  The conference ID number is 4402891.

Management will review a slide presentation concurrently via webcast summarizing results for the 2010 fourth quarter and year end.  Investors may access the webcast and presentation from the “Investor Relations” section of the company’s website at

http://www.fibertower.com/corp/investors-presentations-and-events.shtml

A telephone replay will be available until midnight PT on March 16th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code #4402891.  A webcast replay will also be available at the web address above for 90 days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be a leading alternative carrier for wireless backhaul. FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including guidance for expected positive 2011  Adjusted EBITDA, our expected range of 2011 capital expenditures and expected 2011 SG&A reductions, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements.  These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

FIBERTOWER CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Service revenues	$20,464	$16,733	$76,118	$63,244
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	16,988	15,249	61,212	58,220
Sales and marketing	1,145	1,204	4,329	3,262
General and administrative	4,270	11,118	18,107	28,206
Depreciation and amortization	7,656	6,800	28,501	27,840
Total operating expenses	30,059	34,371	112,149	117,528
Loss from operations	(9,595)	(17,638)	(36,031)	(54,284)
Other income (expense):
Interest income	24	36	99	295
Interest expense	(3,254)	(10,150)	(13,502)	(47,605)
Gain on early extinguishment of debt, net	—	—	—	98,248
Miscellaneous income (expense), net	88	(206)	295	(39)
Total other income (expense), net	(3,142)	(10,320)	(13,108)	50,899
Loss before income taxes	(12,737)	(27,958)	(49,139)	(3,385)
Income tax (provision) benefit	(20)	160	(243)	1,247
Net loss	$(12,757)	$(27,798)	$(49,382)	$(2,138)

Basic and diluted net loss per share attributable to participating and non-participating stockholders	$(0.27)	$(1.53)	$(1.05)	$(0.13)

Shares used in computing basic and diluted net loss per share	45,718	17,771	45,660	15,481

FIBERTOWER CORPORATION

Consolidated Balance Sheets

(In thousands, except par value)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$21,314	$50,669
Restricted cash and investments, current portion	5,923	3,898
Accounts receivable, net of allowances of $43 and $50 at December 31, 2010 and 2009, respectively	10,446	6,824
Prepaid expenses and other current assets	2,001	2,119
Total current assets	39,684	63,510
Restricted cash and investments, net of current portion	4,067	7,702
Property and equipment, net	222,214	221,417
FCC licenses	287,495	287,495
Intangible and other long-term assets, net	5,010	4,302
Total assets	$558,470	$584,426

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$8,146	$3,209
Accrued compensation and related benefits	2,324	1,769
Accrued interest payable	2,092	465
Other accrued liabilities	2,118	1,138
Current portion of accrued restructuring costs	1,230	1,215
Current portion of obligation under capital lease	225	253
Total current liabilities	16,135	8,049
Other liabilities	1,138	809
Deferred rent	7,613	7,206
Asset retirement obligations	5,281	4,550
Accrued restructuring costs, net of current portion	539	1,560
Obligation under capital lease, net of current portion	3,687	3,471
Long-term debt	164,827	154,528
Deferred tax liability	71,904	71,904
Total liabilities	271,124	252,077
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 49,985 and 45,701 shares issued and outstanding at December 31, 2010 and 2009, respectively	50	46
Additional paid-in capital	963,192	958,817
Accumulated deficit	(675,896)	(626,514)
Total stockholders’ equity	287,346	332,349
Total liabilities and stockholders’ equity	$558,470	$584,426

FIBERTOWER CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2010	2009
	(unaudited)
Operating activities
Net loss	$(49,382)	$(2,138)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	28,501	27,840
Impairment of long-lived assets and other charges	3,180	270
Restructuring charges	241	372
Gain on early extinguishment of debt, net	—	(98,248)
Increase in carrying value of long-term debt	10,299	49,101
Amortization of debt issuance costs	148	1,365
Stock-based compensation	4,267	8,016
Deferred income tax benefit	—	(1,468)
Other	1,173	1,786
Net changes in operating assets and liabilities:
Accounts receivable, net	(3,622)	(172)
Prepaid expenses and other current assets	118	383
Other long-term assets	(1,155)	(333)
Accounts payable	4,937	(617)
Accrued compensation and related benefits	555	(283)
Accrued interest payable	1,627	(4,163)
Other accrued liabilities	214	(251)
Net cash provided by (used for) operating activities	1,101	(18,540)
Investing activities
(Increase) decrease in restricted cash and investments	1,610	(11,123)
Deposit under capital lease obligation	—	(500)
Purchase of property and equipment	(32,078)	(8,632)
Net cash used for investing activities	(30,468)	(20,255)
Financing activities
Cash paid for repurchases of Notes due 2012	—	(52,180)
Cash paid upon redemption of Interim Notes	—	(12,713)
Proceeds from exercise of stock options	12	—
Cash provided by (used for) financing activities	12	(64,893)
Net decrease in cash and cash equivalents	(29,355)	(103,688)
Cash and cash equivalents at beginning of year	50,669	154,357

Cash and cash equivalents at end of year	$21,314	$50,669

Supplemental Disclosures
Cash paid for interest on Notes due 2016	$1,788	$—
Cash paid for interest on Notes due 2012 repurchased	$—	$1,970

Non-cash financing activities:
Acquisition of property and equipment by capital lease	$—	$3,724
Exchange Offer and redemption of debt:
Common stock issued to holders of Interim Notes	$—	$156,562
Debt issuance costs written off	$—	$4,616
Accrued interest payable on Interim Notes	$—	$(2,468)

Reconciliation of Non-GAAP Financial Measures:

This news release includes the use of Adjusted EBITDA, which is a non-GAAP financial measure management uses to monitor the financial performance of the company’s operations.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of the company’s business.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  Adjusted EBITDA is not a substitute for loss from operations, net loss, or cash flow provided by (used for) operating activities as determined in accordance with GAAP, as a measure of performance or liquidity.  In addition, the company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the company’s reported financial results as determined in accordance with GAAP.

During the first, second, third and fourth quarters of 2010, the company recorded $587,000, $275,000, $143,000 and $329,000 respectively, in revenue associated with an early termination liability (ETL) of certain circuits. As this is not recurring revenue, the company has adjusted revenue and Adjusted EBITDA to exclude the ETL. The following table shows the calculation of the company’s total Adjusted EBITDA reconciled to net loss and the reconciliation of revenue and Adjusted EBITDA excluding the ETL.

FIBERTOWER CORPORATION

Reconciliation of GAAP to Adjusted EBITDA

(In thousands)

	Three months ended
	12/31/10	9/30/10	12/31/09
Net loss	$(12,757)	$(11,766)	$(27,798)
Adjustments:
Depreciation and amortization	7,656	7,436	6,800
Stock-based compensation	1,133	1,352	4,462
Exchange Offer and redemption of debt expenses	—	—	4,222
Interest income	(24)	(21)	(36)
Interest expense	3,254	3,400	10,150
Impairment of long-lived assets and other charges and credits	1,992	211	150
Income tax provision (benefit)	20	223	(160)
Adjusted EBITDA	1,274	835	(2,210)
Early termination liability (“ETL”)	(329)	(143)	—
Adjusted EBITDA, net of ETL	$945	$692	$(2,210)

	Twelve months ended
	12/31/10	12/31/09
Net loss	$(49,382)	$(2,138)
Adjustments:
Depreciation and amortization	28,501	27,840
Stock-based compensation	4,267	8,016
Exchange Offer and redemption of debt expenses	—	4,476
Interest income	(99)	(295)
Interest expense	13,502	47,605
Gain on early extinguishment of debt, net	—	(98,248)
Impairment of long-lived assets and other charges and credits	3,126	681
Income tax provision (benefit)	243	(1,247)
Adjusted EBITDA	158	(13,310)
Early termination liability (“ETL”)	1,334	—
Adjusted EBITDA, net of ETL	$(1,176)	$(13,310)

FIBERTOWER CORPORATION

Reconciliation of Revenue Adjusted for ETL

(In thousands)

	Three months ended
	12/31/10	9/30/10	12/31/09
Service revenues	$20,464	$19,443	$16,733
Early termination liability (“ETL”)	(329)	(143)	—
Service revenues, net of ETL	$20,135	$19,300	$16,733

	Twelve months ended
	12/31/10	12/31/09
Service revenues	$76,118	$63,244
Early termination liability (“ETL”)	(1,334)	—
Service revenues, net of ETL	$74,784	$63,244